Exhibit 99.1

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

Fiscal Year 2009

•	Revenue declined 3.1% to $1.6 billion. Excluding the impact of foreign exchange, revenue increased 2.4% (see accompanying reconciliation of GAAP to non-GAAP revenue)

•	Gross margin as a percentage of sales increased to 15.6% from 11.0%

•	Operating income increased to $97.4 million from a loss of $113.0 million

•	Earnings per diluted share increased to $1.08, compared to a loss of $1.73 per share

Fourth Quarter 2009

•	Revenue increased 3.9% to $386.0 million. Excluding the impact of foreign exchange revenue increased 2.0% (see accompanying reconciliation of GAAP to non-GAAP revenue)

•	Operating income increased to $13.9 million from a loss of $15.6 million

•

EBITDA increased to $26.5 million from $3.1 million. Adjusted EBITDA increased to $30.0 million from $13.2 million (see accompanying reconciliation of GAAP net income of $14.0 million in 2009 and a net loss of $12.1 million in 2008 to non-GAAP EBITDA and adjusted EBITDA)

(All information in U.S. dollars; all fourth quarter 2009 comparisons are relative to the fourth quarter of 2008; all fiscal 2009 comparisons are relative to fiscal 2008.)

TORONTO, ON and TAMPA, FL — February 24, 2010 — Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the fourth quarter and fiscal year ended January 2, 2010. Fourth quarter 2009 revenue was $386.0 million, compared to $371.4 million, an increase of 3.9%, or 2.0% excluding the impact of foreign exchange. Operating income increased to $13.9 million, compared to an operating loss of $15.6 million. Net income was $14.0 million, compared to a net loss of $12.1 million. Earnings per diluted share increased to $0.17, compared to a loss of $0.17. The fourth quarter and fiscal year 2009 included an additional week of sales relative to 2008 that is estimated to have contributed $20.3 million of additional revenue and $1.3 million of additional operating income.

“I am pleased that the fourth quarter continued the trend of improved results and allowed us to finish what has been an excellent year,” commented Cott’s Chief Executive Officer, Jerry Fowden. “As we begin 2010, we are focusing on the operational objectives that worked so well for us in 2009 and on pursuing our goals for smart new business wins,” added Fowden.

“Successfully extending our long-term debt maturity during the quarter was a key milestone in our efforts to strengthen our balance sheet and to improve our financial flexibility,” commented Cott’s Chief Financial Officer, Neal Cravens.

FISCAL YEAR 2009 PERFORMANCE SUMMARY

•

Revenue declined 3.1%, but increased 2.4% excluding the impact of foreign exchange, as lower volumes in North America, Mexico and Royal Crown International (“RCI”) offset the impact of higher volumes in the United Kingdom / Europe operating segment (“U.K.”) and improved pricing and product mix.

•

Gross margin as a percentage of sales increased significantly to 15.6% from 11.0%, primarily driven by lower cost of sales and improved pricing, which was somewhat offset by the impact of foreign exchange.

•

Selling, general and administrative (“SG&A”) expenses declined to 9.2% of sales from 10.9%. SG&A in 2009 included $3.3 million of executive severance and other costs associated with the Company’s plan to refocus on private label while 2008 included $6.8 million of such costs.

•	Operating income was $97.4 million, compared to an operating loss of $113.0 million. Restructuring charges, goodwill and asset impairments totalled $5.1 million in 2009 and $112.9 million in 2008.

•	The Company’s 2009 income tax benefit was $22.8 million, compared to an income tax benefit of $19.5 million in 2008.

FISCAL YEAR 2009 SEGMENT HIGHLIGHTS

•

North America filled beverage case volume declined 1.2% to 574.2 million cases. Revenue decreased 0.3%, but increased 0.9% excluding the impact of foreign exchange. North America operating income increased to $77.6 million from a loss of $56.3 million, primarily as a result of higher average net local currency selling prices, operating cost reductions and SG&A savings. North America 2008 results included $43.7 million of restructuring and asset impairment charges.

•

U.K. filled beverage case volume increased 2.0% to 174.6 million cases, driven by volume growth in segments such as energy drinks and sport drinks. Revenue decreased 6.7%, but increased 11.2% excluding the impact of foreign exchange. U.K. operating income increased to $23.0 million from a loss of $53.5 million primarily due to lower operating costs, a better sales mix and improved pricing. U.K. 2008 results included a $69.2 million goodwill impairment charge.

•

Mexico filled beverage case volume decreased 10.2% to 26.4 million cases as volume declines early in 2009 were partially offset by the commencement of new business shipments beginning in the fourth quarter of 2009. Revenue decreased 31.0%, or 15.3% excluding the impact of foreign exchange.

•	RCI concentrate volumes declined 5.7% to 220.1 million cases with revenue down 5.5% to $20.8 million.

FOURTH QUARTER 2009 PERFORMANCE SUMMARY

•

Revenue increased 3.9%, or 2.0% excluding the impact of foreign exchange, as volume growth in the U.K. combined with positive product mix and the impact of higher average net local currency selling prices offset lower volumes in North America.

•	Gross margin as a percentage of sales increased significantly to 14.1% from 9.6%. Lower cost of sales and improved pricing contributed to the higher gross margin percentage in the quarter.

•	SG&A expenses were flat but declined to 10.4% of sales from 10.8%.

•	Operating income was $13.9 million, compared to an operating loss of $15.6 million. The results for the fourth quarter of 2008 included $10.1 million of restructuring charges and asset impairments.

•	The Company’s income tax benefit was $12.1 million, compared to an income tax benefit of $13.0 million in 2008.

FOURTH QUARTER 2009 SEGMENT HIGHLIGHTS

•

North America filled beverage volume declined 4.0% to 134.4 million cases. Revenue decreased 1.5%, or 3.3% excluding the impact of foreign exchange. North America operating income increased to $8.6 million from a loss of $13.2 million, primarily as a result of improved pricing, operating cost reductions, and SG&A savings.

•

U.K. filled beverage volume increased 11.8% to 43.5 million cases as new customer gains and improved product sales mix continued the trend of volume growth which began in the second quarter of 2009. Revenue increased 25.6%, or 22.4% excluding the impact of foreign exchange. U.K. operating income increased to $6.5 million from $0.3 million. Strong revenue and operating income growth in the U.K. was driven by growth in energy, isotonics and sports drinks as well as successful growth in the convenience channel.

•

Mexico filled beverage case volume increased 46.9% to 9.4 million cases, primarily as a result of the commencement of shipments pursuant to new contract bottling business in the water segment, where the Company is paid a conversion fee per case produced. Revenue in Mexico increased 1.7%, or 2.6% excluding the impact of foreign exchange.

•	RCI concentrate volumes declined 1.8% to 59.0 million cases. Revenue decreased 10.5% to $5.1 million, primarily as a result of a shift in product and geographical mix during the quarter.

“The private label price gap relative to national brands widened significantly on soft drinks in North America during the fourth quarter of 2008, boosting our short-term volumes in the fourth quarter of 2008 and into the first quarter of 2009 until we followed with our pricing,” commented Fowden. “This category dynamic, coupled with the impact of an additional week compared to 2008, creates an unusual prior-year comparison for the fourth quarter of 2009. However, we were still able to deliver significantly improved gross margins, operating profit and cash flow,” added Fowden.

Fourth Quarter and Fiscal Year Results Conference Call

Cott Corporation will host a conference call today, February 24, 2010, at 10:00 a.m. EST, to discuss fourth quarter results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through the Company’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott Corporation (“Cott” or the “Company”) is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With approximately 2,800 employees, the Company operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott markets non-alcoholic beverage concentrates in over 50 countries around the world.

Non-GAAP Measures

Cott supplements its reporting of revenue determined in accordance with GAAP by excluding the impact of foreign exchange to separate the impact of currency exchange rate changes from the Company’s results of operations. Additionally, Cott supplements its reporting of earnings before interest, taxes, depreciation & amortization determined in accordance with GAAP by excluding the impact of certain items to separate the impact of these items from underlying business performance. Since the Company uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, the Company’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters. The forward-looking statements are based on assumptions that volume and revenue will be consistent with recent historical trends, that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: the Company’s ability to compete successfully; changes in consumer tastes and preferences for existing products and the Company’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Wal-Mart; fluctuations in commodity prices and the Company’s ability to pass on increased costs to its customers, and the impact of those increased prices on the Company’s volumes; the Company’s ability to maintain favorable arrangements and relationships with its suppliers; the Company’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; the Company’s substantial debt levels and the Company’s ability to service and reduce its debt; the Company’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; credit rating changes; further deterioration of the capital markets; the Company’s ability to fully realize the expected cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at the Company’s beverage concentrates or other manufacturing facilities; the Company’s ability to protect its intellectual property; the impact of regulation and regulatory, investigative and legal actions; the impact of proposed taxes on soda and other sugary drinks; unseasonably cold or wet weather, which could reduce the demand for the Company’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; the Company’s ability to recruit, retain, and integrate new management and a new management structure; the Company’s exposure to intangible asset risk; the volatility of the Company’s stock price; the Company’s ability to maintain compliance with the listing requirements of the New York Stock Exchange; the Company’s ability to renew its collective bargaining agreements on satisfactory terms; and disruptions in the Company’s information systems.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2008 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not undertake to update or revise any of these statements in light of new information or future events.

Website: www.cott.com

COTT CORPORATION	EXHIBIT 1

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of U.S. dollars except per share amounts, U.S. GAAP)

Unaudited

	For the Three Months Ended		For the Year Ended
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008

Revenue, net	$386.0	$371.4	$1,596.7	$1,648.1
Cost of sales	331.5	335.9	1,346.9	1,467.1

Gross profit	54.5	35.5	249.8	181.0

Selling, general and administrative expenses	40.1	40.1	146.8	179.8
Loss on disposal of property, plant & equipment	0.5	0.9	0.5	1.3
Restructuring, goodwill and asset impairments
Restructuring	(0.1)	0.1	1.5	6.7
Goodwill impairments	—	—	—	69.2
Asset impairments	0.1	10.0	3.6	37.0

Operating income (loss)	13.9	(15.6)	97.4	(113.0)

Other expense (income), net	3.9	1.1	4.4	(4.7)
Interest expense, net	7.0	8.0	29.7	32.3

Income (loss) before income taxes	3.0	(24.7)	63.3	(140.6)

Income tax benefit	(12.1)	(13.0)	(22.8)	(19.5)

Net income (loss)	$15.1	$(11.7)	$86.1	$(121.1)

Less: Net income attributable to non-controlling interests	1.1	0.4	4.6	1.7

Net income (loss) attributed to Cott Corporation	$14.0	$(12.1)	$81.5	$(122.8)

Net income (loss) per common share attributed to Cott Corporation
Basic	$0.18	$(0.17)	$1.10	$(1.73)
Diluted	$0.17	$(0.17)	$1.08	$(1.73)

Weighted average outstanding shares (thousands) attributed to Cott Corporation
Basic	80,090	70,484	74,207	71,017
Diluted	80,994	70,484	75,215	71,017

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts U.S. GAAP)
Unaudited

	January 2, 2010	December 27, 2008
ASSETS
Current assets
Cash & cash equivalents	$30.9	$14.7

Accounts receivable, net of allowance of $5.9 ($5.5 as of December 27, 2008)	152.3	164.4
Income taxes receivable	20.8	7.7
Inventories	99.7	111.1
Prepaid and other expenses	11.4	9.3
Deferred income taxes	3.2	3.0
Other current assets	2.2	—

Total current assets	320.5	310.2

Property, plant and equipment	343.0	346.8
Goodwill	30.6	27.0
Intangibles and other assets	155.5	169.6
Deferred income taxes	5.4	10.3
Other tax receivable	18.8	9.2

Total assets	$873.8	$873.1

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$20.2	$107.5
Current maturities of long-term debt	17.6	7.6
Income taxes payable	2.1	0.1
Accounts payable and accrued liabilities	166.8	166.7
Deferred income taxes	0.4	—

Total current liabilities	207.1	281.9

Long-term debt	233.2	294.4
Deferred income taxes	17.5	16.0
Other tax liabilities	0.5	18.3
Other long-term liabilities	14.2	16.0

Total liabilities	472.5	626.6

Equity
Capital stock, no par - 81,306,330 (December 27, 2008 - 71,871,330) shares issued	322.5	275.0
Treasury stock	(4.4)	(6.4)
Additional paid-in-capital	37.4	38.1
Retained earnings (deficit)	51.8	(29.7)
Accumulated other comprehensive loss	(21.3)	(47.8)

Total Cott Corporation equity	386.0	229.2
Non-controlling interests	15.3	17.3

Total equity	401.3	246.5

Total liabilities and equity	$873.8	$873.1

COTT CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions of U.S. dollars, U.S. GAAP) Unaudited			EXHIBIT 3

	For the Three Months Ended		For the Year Ended
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008
Operating Activities
Net income (loss)	$15.1	$(11.7)	$86.1	$(121.1)
Depreciation and amortization	16.5	19.8	66.2	80.7
Amortization of financing fees	0.5	0.3	1.5	1.1
Share-based compensation expense	0.1	0.2	1.3	5.6
Increase (decrease) in deferred income taxes	3.3	(10.2)	6.2	(13.4)
Loss on disposal of property, plant & equipment	0.5	0.9	0.5	1.3
Loss on buyback on notes	1.3	—	1.5	—
Asset impairments	0.1	2.0	0.1	1.6
Intangible asset impairments	—	8.0	3.5	35.4
Goodwill impairments	—	—	—	69.2
Lease contract termination loss	—	—	—	0.3
Lease contract termination payments	(1.0)	(0.7)	(3.8)	(3.8)
Other non-cash items	0.8	(1.7)	2.6	3.1
Change in accounts receivable	18.9	3.5	20.8	8.5
Change in inventories	13.8	7.7	16.0	6.4
Change in prepaid expenses and other current assets	(0.1)	2.1	(1.6)	(0.7)
Change in other assets	(1.5)	—	(1.2)	(6.0)
Change in accounts payable and accrued liabilities	(6.3)	—	(6.5)	(3.9)
Change in income taxes receivable, net	(22.1)	5.0	(38.1)	2.6

Net cash provided by operating activities	39.9	25.2	155.1	66.9

Investing Activities
Additions to property, plant and equipment	(13.4)	(9.2)	(32.3)	(55.9)
Additions to intangibles	(1.6)	—	(1.6)	(3.4)
Proceeds from disposal of property, plant & equipment and held-for-sale assets	0.3	2.0	1.7	4.5

Net cash used in investing activities	(14.7)	(7.2)	(32.2)	(54.8)

Financing Activities
Payments of long-term debt	(239.1)	(4.5)	(265.5)	(9.0)
Issuance of long-term debt	211.9	0.2	211.9	33.8
Borrowings on credit facility, net	—	—	—	(127.5)
Short-term borrowings, net	—	0.1	—	(8.1)
Short-term borrowings, ABL	88.7	268.4	768.1	1,300.3
Short-term repayments, ABL	(68.5)	(282.3)	(856.6)	(1,192.7)
Distributions to non-controlling interests	(1.8)	(1.2)	(6.7)	(3.9)
Issuance of common shares	0.1	—	47.5	—
Purchase of treasury shares	—	—	—	(6.4)
Deferred financing fees	(5.1)	(0.3)	(6.2)	(5.3)
Other financing activities	0.4	(0.1)	—	(0.5)

Net cash used in financing activities	(13.4)	(19.7)	(107.5)	(19.3)

Effect of exchange rate changes on cash	0.1	(4.2)	0.8	(5.5)

Net increase (decrease) in cash & cash equivalents	11.9	(5.9)	16.2	(12.7)

Cash & cash equivalents, beginning of period	19.0	20.6	14.7	27.4

Cash & cash equivalents, end of period	$30.9	$14.7	$30.9	$14.7

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008

Revenue
North America	$274.2	$278.4	$1,173.9	$1,178.0
United Kingdom	94.7	75.4	359.3	385.3
Mexico	12.0	11.8	42.7	61.9
RCI	5.1	5.7	20.8	22.0
All Other	—	0.1	—	0.9

	$386.0	$371.4	$1,596.7	$1,648.1

Operating income (loss)
North America	$8.6	$(13.2)	$77.6	$(56.3)
United Kingdom	6.5	0.3	23.0	(53.5)
Mexico	(2.0)	(4.2)	(7.1)	(8.8)
RCI	0.7	2.2	3.9	8.1
All Other	0.1	(0.7)	—	(2.5)

	$13.9	$(15.6)	$97.4	$(113.0)

Volume—8 oz equivalent cases—Total Beverage (including concentrate)
North America	153.2	158.8	648.6	665.8
United Kingdom	45.4	40.8	189.5	189.2
Mexico	9.4	6.4	26.4	29.4
RCI	59.0	60.1	220.1	233.4
All Other	—	0.1	—	0.7

	267.0	266.2	1,084.6	1,118.5

Volume—8 oz equivalent cases—Filled Beverage
North America	134.4	140.0	574.2	581.0
United Kingdom	43.5	38.9	174.6	171.1
Mexico	9.4	6.4	26.4	29.4
RCI	—	—	0.2	—
All Other	—	0.1	—	0.7

	187.3	185.4	775.4	782.2

COTT CORPORATION	EXHIBIT 5
Analysis of Revenue by Geographic Region
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended
	January 2, 2010
(In millions of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$14.6	$(4.2)	$19.3	$0.2	$(0.6)	$(0.1)
Impact of foreign exchange	(7.1)	(5.2)	(2.0)	0.1	—	—

Change excluding foreign exchange	$7.5	$(9.4)	$17.3	$0.3	$(0.6)	$(0.1)

Percentage change in revenue	3.9%	-1.5%	25.6%	1.7%	-10.5%	N/A

Percentage change in revenue excluding foreign exchange	2.0%	-3.3%	22.4%	2.6%	-10.5%	N/A

	For the Year Ended
	January 2, 2010
(In millions of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$(51.4)	$(4.1)	$(26.0)	$(19.2)	$(1.2)	$(0.9)
Impact of foreign exchange	88.1	14.5	62.2	11.5	—	(0.1)

Change excluding foreign exchange	$36.7	$10.4	$36.2	$(7.7)	$(1.2)	$(1.0)

Percentage change in revenue	-3.1%	-0.3%	-6.7%	-31.0%	-5.5%	N/A

Percentage change in revenue excluding foreign exchange	2.4%	0.9%	11.2%	-15.3%	-5.5%	N/A

[1]	Cott includes the following operating segments: North America, United Kingdom, Mexico, RCI and All Other

COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION—NON-GAAP—EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
(in millions of U.S. dollars except per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008

Net income (loss)	$14.0	$(12.1)	$81.5	$(122.8)
Interest expense, net	7.0	$8.0	29.7	32.3
Income tax benefit	(12.1)	$(13.0)	(22.8)	(19.5)
Depreciation and amortization	16.5	$19.8	66.2	80.7
Net income attributable to non-controlling interests	1.1	$0.4	4.6	1.7

EBITDA	$26.5	$3.1	$159.2	$(27.6)

Restructuring, goodwill and asset impairments, and loss on buyback of notes
Restructuring	(0.1)	0.1	1.5	6.7
Goodwill impairments	—	—	—	69.2
Asset impairments	0.1	10.0	3.6	37.0
Other expense (loss on buyback of notes)	3.5	—	3.3	—

Adjusted EBITDA	$30.0	$13.2	$167.6	$85.3